                                                                        Exhibit 99.1

                                  NEWS RELEASE
------------------------------------------------------------------------------------
846 N. Mart-Way Court, Olathe, Kansas 66061   Phone: 913-647-0158  Fax: 913-647-0132
                                              investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:  Karl B. Gemperli
          (913) 647-0158, Phone
          (913) 647-0132, Fax
          investorrelations@elecsyscorp.com

           ELECSYS CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

Olathe, Kansas (September 10, 2007) - Elecsys Corporation (AMEX: ASY), today announced the financial results for its first quarter ended July 31, 2007.

Sales for the quarter were $4,787,000, an increase of $925,000, or 24%, from
$3,862,000 in sales for the comparable period of fiscal 2007. Total consolidated backlog at July 31, 2007 was approximately $10,583,000, a decrease of
$1,728,000, or 14%, from a total backlog of $12,311,000 on July 31, 2006 and an increase of $180,000 from $10,403,000 on April 30, 2007.

Gross margin was approximately 32% of sales, or $1,515,000, for the quarter as compared to 34% of sales, or $1,314,000, for the quarter ended July 31, 2006.

Operating income for the quarter was $354,000, as compared to $333,000 for the same quarter in the prior year.

As a result of the above, net income was $174,000, or $0.05 per diluted share, for the quarter ended July 31, 2007 as compared to $169,000, or $0.05 per diluted share, reported for the quarter ended July 31, 2006.

Quarterly sales at DCI increased approximately $742,000 or 20% for the current period as compared to the previous year due to both new and existing customer orders. Sales volumes at NTG were approximately $351,000 for the quarter ended
July 31, 2007, an increase of $183,000, or 108%, from the first quarter of fiscal 2007. The increase in sales at NTG was the result of new unit shipments during the period in addition to an increase in recurring messaging revenues as a result of the higher number of installed units. Due to the amount of shipments scheduled from our backlog and the forecast of new orders, we anticipate increases in sales volumes over the next few quarters at both DCI and NTG.

Karl B. Gemperli, Chief Executive Officer, remarked, "We continued to invest in the growth of our business on many fronts during the quarter. At DCI, our enhanced sales and customer management resources have enabled us to win several significant new customers that we expect will further increase our revenues.
Simultaneously, customers have embraced the new technology offerings from NTG that include both the globe-spanning wireless communication capabilities and the innovative self-adapting mesh technology of NTG's new Pipeline

WatchdogCP product family. In addition to our existing businesses, our pending acquisition of the assets of Radix International Corporation will further broaden our business as we expand into the growing worldwide market for ultra-rugged mobile computing devices. The strong value propositions that we offer to our customers and the high level of service we provide continue to open opportunities for growth and we are excited about our prospects during the coming quarters."

Elecsys Corporation is a publicly traded holding company with two wholly owned subsidiaries, DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic assemblies and interface solutions for original equipment manufacturers in the aerospace, communications, industrial product, medical, and other industries. DCI has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies, such as custom liquid crystal displays, light emitting diode displays, and data entry devices, with circuit boards and other electronic components. NTG designs, markets, and provides wireless remote monitoring solutions for the gas and oil pipeline industry as well as other industries requiring remote monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2007. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

                      Elecsys Corporation and Subsidiaries
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                           Three Months Ended
                                                  =====================================
                                                                July 31,
                                                        2007                 2006
                                                        ----                 ----
Sales                                                       $4,787               $3,862
Cost of products sold                                        3,272                2,548
                                                  -----------------    -----------------
Gross margin                                                 1,515                1,314

Selling, general and administrative expenses                 1,161                  981
                                                  -----------------    -----------------

Operating income                                               354                  333

Financial income (expense):
  Interest expense                                           (102)                 (31)
  Other income, net                                             14                    4
                                                  -----------------    -----------------
                                                              (88)                 (27)
                                                  -----------------    -----------------

Income before income taxes                                     266                  306

Income tax expense                                              92                  137
                                                  -----------------    -----------------

Net income                                                    $174                 $169
                                                  =================    =================

Net income per share information:
  Basic                                                      $0.05                $0.05
  Diluted                                                    $0.05                $0.05

Weighted average common shares outstanding:
   Basic                                                     3,285                3,240
   Diluted                                                   3,479                3,402